April 17, 2024

VIA EDGAR
United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549

Attention: Gregory Herbers

RE: Zapp Electric Vehicles Group Ltd. (the “Company”)

Registration Statement on Form F-1 (the “Registration Statement”)

Filed March 25, 2024, as amended

File No. 333-278212

Dear Mr. Herbers:

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:30 p.m. on April 19, 2024, or as soon thereafter as practicable.

[Signature page follows]

87/1 Capital Tower, All Seasons Place, 26/F Wireless Road, Lumpini, Pathumwan Bangkok 10330 Thailand

www.zappev.com, info@zappev.com, Tel: +66.2654.3550-1

Company Registration No.: 395443

Very truly yours,

Zapp Electric Vehicles Group Ltd.

By:	/s/ Swin Chatsuwan
Name: Swin Chatsuwan
Title: Chief Executive Officer

87/1 Capital Tower, All Seasons Place, 26/F Wireless Road, Lumpini, Pathumwan Bangkok 10330 Thailand

www.zappev.com, info@zappev.com, Tel: +66.2654.3550-1

Company Registration No.: 395443